For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                FIRST KEYSTONE ANNOUNCES INCREASE
                    IN THIRD QUARTER EARNINGS

Berwick, Pennsylvania - OCTOBER 28, 2005 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,804,000 for the quarter ending September 30, 2005, as compared to $1,790,000 for the third quarter of 2004, and $1,697,000 for the second quarter of 2005. For the nine months ending September 30, 2005, net income was $5,256,000 as compared to $5,434,000 for the first nine months of 2004, a decrease of 3.3%.

Earnings per share amounted to $1.20 for the nine months ending September 30, 2005, a decrease of 3.2% from the $1.24 reported in the first nine months of 2004. Annualized return on assets and return on equity were 1.39% and 12.95%, respectively, for the first nine months ending September 30, 2005. Earnings were adversely affected because of a continued tightening of the net interest margin and a decline in non-interest income, which were largely offset by a reduction in the provision for loan losses.

Total assets increased to $526,722,000 as of September 30, 2005, an increase of 5.9% from September 30, 2004. In addition, cash dividends paid for the first three quarters of 2005 were $.60 per share as compared to $.53 per share for the first three quarters of 2004, an increase of 13.2%.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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